                                                                   Exhibit 99.06

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT ("Agreement") is made and effective as of July 2, 1996 by and between TYLAN GENERAL, Inc., a Delaware corporation (the "Company"), and DAVID L. STONE (the "Employee"), with respect to the following facts.

         A. The Board of Directors (the "Board") of the Company has determined that the best interests of the Company would be served by Employee's employment by the Company in the capacity of Chief Financial Officer and such mutually acceptable additional capacities as the Chief Administrative Officer may delegate to him from time to time during the term of this Agreement.

         B. The Company wishes to assure itself of the continued benefit of Employee's services provided in this Agreement, and Employee is willing to serve in the employ of the Company solely within the terms hereof for said period.

         C. The Company and Employee desire to define their respective rights and obligations as provided herein.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1.        EMPLOYMENT

                   The Company hereby agrees to employ the Employee to serve in the capacity of Chief Financial Officer of the Company, and Employee hereby accepts such employment by the Company upon the terms and conditions set forth herein.

         2.        POSITION AND RESPONSIBILITIES

                  (a) DUTIES. The Company shall employ Employee in the capacity of Chief Financial Officer and such other mutually acceptable executive positions as the Chief Administrative Officer may determine to be in the best interests of the Company, and Employee shall serve as such for the term and under other conditions hereinafter set forth. Employee shall devote his full business time and attention to the performance of such services and to such other services as may be necessarily requested by the Chief Administrative Officer that are consistent with those required of a Chief Financial Officer of a company. In this capacity as Chief Financial Officer, Employee shall perform such duties and have such powers and authority as are customary for the Chief Financial Officer of a company. The Employee shall report directly to and shall be responsible to the Chief Administrative Officer regarding his services. In the event that, without his consent, Employee is assigned to a position involving a different title or


                                       1.

materially lesser authority and responsibility, then Employee shall have the option, exercisable for 30 days following notice to Employee of such assignment or new title, to resign for good reason, as defined in Section 7(d) herein, in which case Employee shall be entitled to the benefits set forth in Section 8(c) herein.

                  (b) COMPETITIVE ACTIVITY. Except upon the prior written consent of the Chief Administrative Officer, Employee, during the term of his employment hereunder, will not accept any other employment of any nature and will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or any other corporation or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

         3.        TERM OF EMPLOYMENT

                   The effective date of this Agreement shall be July 2, 1996 (the "Effective Date"), and it shall remain in effect until terminated pursuant to Section 7.

         4.        WORKING FACILITIES

                   Employee shall be furnished with a private office, secretarial and other necessary clerical assistance, and such other facilities, amenities and services as may at the time be generally furnished to executive officers of the Company and as are appropriate for Employee's position and adequate for the performance of his duties hereunder.

         5.        PLACE OF PERFORMANCE

                   In connection with this Agreement, Employee shall maintain an office at the principal executive offices of Tylan General, Inc. in San Diego, California.

         6.        SALARY, BONUS, EXPENSES AND BENEFITS

                  (a) SALARY. The Company shall continue to pay Employee such salary as is currently in effect as to Employee. Employee's salary shall be reviewed and revised (if appropriate) at least annually by the Chief Administrative Officer and shall be adjusted based upon Employee's job performance, the Company's financial condition and performance and the salary and compensation levels of executives in similar companies with similar responsibilities. Any increases in Employee's salary pursuant to this Section 6(a) shall require approval by the Compensation Committee of the Board of Directors of the Company (the "Committee") (without the vote of the Employee if Employee is a member of such committee).


                                       2.

                  (b) BONUS. Employee shall be eligible to participate in the Company's annual incentive bonus plan, as administered by the Committee. The Committee (without the vote of the Employee if Employee is a member of such committee) shall determine in good faith the amount of such bonus giving consideration to the Company's overall achievement of the goals set forth in the Company's annual plan for the applicable fiscal year and Employee's performance during the year. The Company shall pay such bonus no later than 45 days after the end of each fiscal year of the Company.

                  (c) PARTICIPATION IN WELFARE AND BENEFIT PLANS. Employee shall be entitled to participate in, personally and/or for the benefit of his family or other beneficiaries, any welfare, insurance, pension, or other employee benefit plans as are at the time made generally available to other executives of the Company. Employee shall be eligible to receive during the term hereof all benefits for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

                  (d) VACATION. Employee shall be entitled to seven weeks' paid vacation time each year, during which such time his compensation hereunder shall be paid in full. Unless otherwise directed by the Chief Administrative Officer, Employee shall have the discretion to take vacation time on the dates as he determines to be appropriate and not detrimental to the Company.

                  (e) HOLIDAYS, LEAVE DAYS, ETC. Employee shall be entitled to such holidays, sick leave, leaves of absence and other absences as are at the time made generally available to other executives of the Company of comparable tenure and position.

                  (f) AUTOMOBILE. During the term of this Agreement, the Company shall make an automobile available to Employee under such terms and conditions as are presently applied or as may be later applied to other executives of the Company of comparable tenure and position. In connection therewith, the Company shall bear all expenses relating to such automobile, including insurance, maintenance and repair, gas and oil. Upon termination of this Agreement, the Company shall offer Employee the right to purchase the automobile then being operated by Employee at the depreciated value of such automobile or to assume the Company's lease of such automobile and shall execute and deliver to Employee all documentation necessary to establish Employee's ownership or leasing of such automobile.

                  (g) LIFE INSURANCE. The Company shall pay for and provide life insurance for each year of this Agreement for the benefit of Employee under the Company's group life insurance plan.


                                       3.

                  (h) HEALTH INSURANCE. The Company shall provide health insurance for Employee under the Company's health insurance plan.

                  (i) DISABILITY INSURANCE. The Company shall provide disability insurance for Employee pursuant to the Company's directors' and officers' disability policy according to the Company's policy established by the Committee.

                  (j) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Employee, on a monthly basis, for reasonable travel, entertainment, promotional and other expenses incurred by Employee in the performance of his obligations under this Agreement. Employee must submit timely detailed expense reports for appropriate review prior to reimbursement.

                  (k) OTHER FRINGE BENEFITS. Employee shall be entitled to any and all other fringe benefits according to the Company's policy as set by the Committee.

         7.        TERMINATION

                   Employee's employment under this Agreement may be terminated by the Company or Employee as herein provided, without further obligation or liability except as expressly provided herein.

                  (a) RESIGNATION, DEATH OR DISABILITY. Employee's employment hereunder may be terminated at any time by Employee's resignation (other than a resignation for good reason as provided in Section 7(d)), or by Employee's death or disability. In the event Employee wishes to resign, he shall give the Company not less than six months' prior notice of such resignation, which notice shall indicate the proposed resignation date. Following receipt of such notice, the Company shall have the right to accelerate the date of Employee's resignation and to cause his resignation to become effective at any time prior to the resignation date set forth in Employee's original notice; provided, however, that such acceleration or changed effective date of resignation shall not affect in any manner the delivery of any benefits or payments to which Employee may be entitled under Section 8 of this Agreement. For purposes of this Agreement, disability shall be deemed to have occurred only after the following procedure has been satisfied. If within 45 days after notice of proposed termination for disability is given to Employee by the Company, Employee has not returned to the performance of substantially all his duties, the Company may terminate Employee's employment by giving notice of termination for disability. The notice of proposed termination may only be given by the Company following Employee's substantial and material absence from Employee's duties by reason of physical or mental disability for a period of 120 calendar days. This section shall be carried out in accordance with the provisions of the federal Americans with Disabilities Act.


                                       4.

                  (b) TERMINATION FOR CAUSE. Employee's employment hereunder may be terminated by the Company for cause; provided, however, that Employee shall be given notice of the Company's findings of conduct by Employee amounting to cause for such termination. Cause for termination under this Agreement shall be limited to (i) Employee's personal dishonesty or gross misconduct; (ii) a material breach of any material provision of this Agreement; (iii) Employee's refusal or failure to act in accordance with any lawful, reasonable direction or order of the Chief Administrative Officer or the Board and such refusal or failure results or is reasonably likely to result in a materially adverse effect on the Company's business; (iv) conviction of any felony involving moral turpitude (not including a conviction for operating a motor vehicle under the influence of alcohol or any other motor vehicle violation if no bodily injury to a third party is involved); (v) any chemical dependency or substance abuse resulting in a continuous and material impairment of Employee's ability to perform his duties under this Agreement; or (vi) the willful and continued failure by Employee to substantially perform Employee's duties with the Company or its subsidiaries or affiliates (other than any failure resulting from disability) after a written demand identifies the manner in which the Company believes that Employee has not substantially performed his duties. Termination of Employee's employment under this Agreement for cause as set forth in clauses
(i) or (iv) of the preceding sentence shall be deemed to be effective upon delivery of notice thereof in accordance with the provisions of Section 9(i) of this Agreement. Employee shall have 30 days from the date notice is given for cause as set forth in clause (ii), (iii), (v) or (vi) of the second sentence of this Section 7(b) to cure such conduct.

                  (c) TERMINATION WITHOUT CAUSE. The Company shall have the right, exercisable at any time during the term of this Agreement upon written notice to Employee, to terminate Employee's employment without cause upon 30 days prior notice. If Employee is terminated without cause, he shall be entitled to receive the severance benefits pursuant to Section 8(c) hereof subject to his full compliance with said Section 8(c).

                  (d) RESIGNATION FOR GOOD REASON. During the term hereof, Employee may regard Employee's employment as being constructively terminated and may, therefore, resign within 30 days of Employee's discovery of the occurrence of one or more of the following events, any of which will constitute "good reason" for such resignation:

                            (1) Without Employee's express written consent, the
assignment to Employee of any duties materially inconsistent with Employee's position, duties, responsibilities and status with the Company;

                            (2) Without Employee's express written consent, the
termination of and/or material reduction in Employee's facilities (including office space and general


                                       5.

location) and staff reporting available to Employee, unless such reduction occurs as part of a company-wide action authorized by the Board to reduce the Company's expenses;

                            (3) A reduction by the Company of Employee's base
salary or of any bonus compensation formula applicable to him unless in connection with (i) an across-the-board reduction for all senior management of the Company, (ii) a reduction after the second anniversary of the Effective Date in order to make Employee's salary consistent with the Company's compensation policy for senior management or (iii) a company-wide salary expense reduction necessitated by poor financial performance of the Company, in any case as determined by the Committee in its reasonable discretion;

                            (4) A failure by the Company to maintain any of the
employee benefits to which Employee is entitled at a level substantially equal to or greater than the value of those employee benefits currently in effect through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by the Company or its affiliate(s) that would materially affect Employee's participation in or reduce Employee's benefits under any such plans, programs or policies, or deprive Employee of any material fringe benefits enjoyed by Employee unless such failure or reduction occurs as part of a company-wide action authorized by the Board (including the vote of Employee if Employee is a Director of the Company) to reduce the Company's expenses;

                            (5) The failure by the Company to permit Employee to
take substantially the same number of paid vacation days and leave to which Employee is entitled;

                            (6) The Company or any affiliate(s) requiring
Employee to be based anywhere other than within 20 miles of San Diego, California, except for required travel on the Company's or an affiliate's business to an extent substantially consistent with Employee's present business travel obligations;

                            (7) Any termination of Employee's employment by the
Company which is not effected pursuant to the requirements of this Section 7 with respect to death, disability or termination for cause;

                            (8) The failure of the Company to obtain the
assumption of this Agreement by any successor as contemplated in Section 9(e) hereof;

                            (9) Any termination by the Company of Employee's
service on the Senior Executive Committee of the Company; and

                            (10) A material breach of any provision of this
Agreement by the Company.


                                       6.

     In the event of the occurrence of any of the above listed events and in the event Employee wishes to resign on the basis of occurrence of such event, Employee shall give the Company notice of his proposed resignation, and the Company shall have a period of 30 days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the Company fails to so remedy said breach or occurrence by expiration of said 30-day period, Employee shall be deemed to have resigned from his employment with the Company for good reason pursuant to this Section 7(d).

                  (e) RESIGNATION UPON MUTUAL AGREEMENT. In the event that Employee resigns upon mutual agreement by the Company and Employee and upon six months' notice by Employee to the Company, and on the condition that Employee cooperates in performing all services reasonably required by the Company to achieve a smooth transition following Employee's departure from the Company, Employee shall be entitled to receive the payments and benefits set forth in
Section 8(d) herein.

                  (f) TERMINATION OBLIGATIONS. Employee hereby acknowledges and agrees that all personal property of the Company, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, proprietary information, copies of any of the foregoing, and equipment furnished to or prepared by Employee in the course of or incident to his employment, belong to the Company and shall be promptly returned to the Company upon termination of his employment for any reason. Employee shall retain the rights to remove all of his personal property from the premises of the Company and any personal property of the Company as may be mutually agreed upon between the Company and Employee.

         8.        PAYMENTS TO EMPLOYEE UPON TERMINATION.

                  (a) DEATH OR DISABILITY. In the event of Employee's death or disability, all benefits generally available to the Company's executives as of the date of such an event as determined by the Committee shall be payable to Employee or Employee's estate, without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment, including, but not limited to, payments under the plans identified in
Section 6(c). Employee shall be entitled to such other payments as might arise from any plan, contract, understanding or arrangement between Employee and the Company at the time of any such event pursuant to Section 6(c) or 6(i) hereof.


                                       7.

                  (b) TERMINATION FOR CAUSE. In the event Employee is terminated by the Company for cause as provided in Section 7(b), Employee shall be entitled to receive the following:

                            (1) SEVERANCE PAYMENT. The Company shall pay
Employee severance benefits equal to: (1) six months' base salary, such salary payable at Employee's base salary in effect at the time of termination; and (2) an amount equal to fifty percent (50%) of the bonus that Employee actually received for the Company's most recently completed fiscal year (the "Severance Payments").

                            (2) METHOD OF PAYMENT. The Severance Payments made
to Employee pursuant to Section 8(b)(1) above shall be paid to Employee as follows: (i) the Company shall pay Employee that portion of the Severance Payments equal to one month's base salary as promptly as possible following Employee's termination for cause; and (ii) the remainder of the Severance Payments shall be payable in one lump sum upon Employee's execution of a general release in accordance with Section 8(b)(3) below. All Severance Payments will be subject to standard deductions and withholding.

                            (3) PAYMENT IN LIEU OF CONTRACT DAMAGES. Payment of
the Severance Payments shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination, and payment of all Severance Payments other than that portion described in Section 8(b)(2)(i) above shall be conditioned on Employee's execution within 21 days of employment termination of a general release, in a form satisfactory to the Company, of any claims by Employee related to the Agreement or the circumstances surrounding the termination of employment hereunder.

                            (4) STOCK OPTION VESTING. All stock options granted
to Employee under a Stock Option Plan of the Company or otherwise shall cease vesting as of the date of Employee's termination for cause or resignation without good reason.

                            (5) HEALTH INSURANCE. To the extent permitted by the
federal COBRA law and by the Company's current group health insurance policies, Employee will be eligible to continue his health insurance benefits at his own expense and, later, to convert to an individual policy if Employee wishes. Employee will be provided with a separate notice of his COBRA rights upon termination. If Employee elects continued coverage under COBRA upon termination, the Company, as part of Employee's Severance Payments, will pay Employee's COBRA premiums for six (6) months following the date of Employee's termination for cause.

                  (c) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Upon the occurrence of termination without cause, or resignation for good reason, as defined in Section 7(d), Employee shall be entitled to receive the following:


                                       8.

                            (1) SEVERANCE BENEFITS. The Company shall pay
Employee severance benefits equal to: (1) eighteen (18) months' base salary, such salary payable at Employee's base salary in effect at the time of termination; and (2) an amount equal to one hundred percent (100%) of the bonus that Employee actually received for the Company's most recently completed fiscal year (the "Severance Benefits").

                            (2) METHOD OF PAYMENT. The Severance Benefits
provided for in Section 8(c)(1) above shall be paid to Employee as follows: (i) the Company shall pay Employee that portion of the Severance Benefits equal to one month's base salary as promptly as possible following Employee's termination without cause or resignation for good reason; and (ii) the remainder of the Severance Benefits shall be payable in one lump sum upon Employee's execution of a general release in accordance with Section 8(c)(3) below. All Severance Benefits will be subject to standard deductions and withholding.

                            (3) PAYMENT IN LIEU OF CONTRACT DAMAGES. Payment of
the Severance Benefits shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination, and payment all Severance Benefits other than that portion described in Section 8(c)(2)(i) above shall be conditioned on Employee's execution within 21 days of employment termination of a general release, in a form satisfactory to the Company, of any claims by Employee related to the Agreement or the circumstances surrounding the termination of employment hereunder. Notwithstanding the preceding sentence, neither the Severance Benefits nor any other payments under this Section 8(c) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

                            (4) STOCK OPTION VESTING. All stock options granted
to Employee under a Stock Option Plan of the Company or otherwise shall cease vesting as of the date of Employee's termination without cause or resignation for good reason.

                            (5) HEALTH INSURANCE. To the extent permitted by the
federal COBRA law and by the Company's current group health insurance policies, Employee will be eligible to continue his health insurance benefits at his own expense and, later, to convert to an individual policy if Employee wishes. Employee will be provided with a separate notice of his COBRA rights upon termination. If Employee elects continued coverage under COBRA upon termination, the Company, as part of Employee's Severance Benefits, will pay Employee's COBRA premiums for eighteen (18) months following the date of Employee's termination without cause or resignation for good reason.

                  (d) RESIGNATION UPON MUTUAL AGREEMENT. In the event that Employee resigns upon mutual agreement by the Company and Employee and upon six months'


                                       9.

notice to the Company, and on the condition that Employee cooperates in performing all services reasonably required by the Company to achieve a smooth transition following Employee's departure from the Company, Employee shall be entitled to receive the following:

                            (1) EMPLOYMENT DURING NOTICE PERIOD. Following the
date upon which Employee gives notice of resignation, the Company shall pay Employee an amount equal to six (6) months' base salary (the "Mutual Agreement Payments"). Such Mutual Agreement Payments shall be determined with reference to the salary in effect for the month in which the date of notice of resignation occurs. During the six months following Employee's notice of resignation (the "Notice Period"), Employee shall, at the discretion of the Chief Administrative Officer, continue to serve in the capacity of Chief Financial Officer of the Company or in an unnamed advisory capacity, unless the Chief Administrative Officer determines that Employee's services are not required. Whether or not Employee's services are required during the Notice Period, Employee shall receive the Mutual Agreement Payments.

                            (2) BONUS PAYMENTS. Effective upon Employee's
resignation upon mutual agreement, Employee's participation in the Company's annual incentive bonus plan shall cease. At the end of the Notice Period, Employee shall be eligible to receive a bonus of up to fifty percent (50%) of the maximum bonus for which he would have been eligible had he remained an employee of the Company for the remainder of the fiscal year in which his resignation upon mutual agreement occurs (the "Bonus Payment"). The performance measures upon which any such Bonus Payment is based shall be determined by Employee's supervisor, and any such Bonus Payment shall be at the sole discretion of Employee's supervisor. Notwithstanding the foregoing sentence, in the event that Employee's services are not required during the Notice Period, Employee shall receive the maximum Bonus Payment for which he would have been eligible had he served in the capacity of Chief Financial Officer during the Notice Period.

                            (3) GUARANTEED PAYMENT. At the end of the Notice
Period and in addition to the Bonus Payments, Employee shall receive a payment equal to: (1) Employee's base salary for six (6) months, such salary payable at Employee's base salary in effect at the time of Employee's notice of resignation; and (2) an amount equal to fifty percent (50%) of the annual bonus Employee actually received for the Company's most recently completed fiscal year (the "Guaranteed Payment").

                            (4) METHOD OF PAYMENT. The Mutual Agreement
Payments, the Bonus Payment and the Guaranteed Payment provided for in Sections 8(d)(1), (2) and (3) above shall be paid to Employee as follows: (i) the Company shall pay Employee that portion of the Mutual Agreement Payments equal to one month's base salary as promptly as possible following Employee's notice of resignation; and (ii) the remainder of the


                                      10.

Mutual Agreement Payments, the Bonus Payment and the Guaranteed Payment shall be payable in one lump sum upon Employee's execution of a general release in accordance with Section 8(d)(5) below. All payments under this Section 8(d) will be subject to standard deductions and withholding.

                            (5) PAYMENT IN LIEU OF CONTRACT DAMAGES. Payments
under this Section 8(d) shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination, and payment of all Mutual Agreement Payments other than that portion described in Section 8(d)(4)(i) above, all Bonus Payments and all Guaranteed Payments shall be conditioned on Employee's execution within 21 days of his notice of resignation of a general release, in a form satisfactory to the Company, of any claims by Employee related to the Agreement or the circumstances surrounding the termination of employment hereunder. Notwithstanding the preceding sentence, no payments under this
Section 8(d) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

                            (6) STOCK OPTION VESTING. All stock options granted
to Employee under a Stock Option Plan of the Company or otherwise shall cease vesting (i) as of the last day of the Notice Period if Employee continues to provide services to the Company throughout the Notice Period; (ii) as of the last day during the Notice Period on which Employee provides services to the Company; or (iii) as of the date of Employee's resignation upon mutual agreement if the Company chooses not to employ Employee during the Notice Period.

                            (7) HEALTH INSURANCE. To the extent permitted by the
federal COBRA law and by the Company's current group health insurance policies, Employee will be eligible to continue his health insurance benefits at his own expense and, later, to convert to an individual policy if Employee wishes. Employee will be provided with a separate notice of his COBRA rights upon termination. If Employee elects continued coverage under COBRA upon termination, the Company, as part of Employee's Mutual Agreement Payments and Guaranteed Payments, will pay Employee's COBRA premiums for twelve (12) months following the date of Employee's resignation upon mutual agreement.

         9.        GENERAL PROVISIONS

                  (a) ENTIRE AGREEMENT. The terms and provisions of this Agreement shall constitute the entire understanding between Employee and the Company with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between Employee and the Company (or any affiliate of the Company, including Span), whether written or oral.


                                      11.

                  (b) NO ADDITIONAL PAYMENTS OR BENEFITS. Except as expressly provided herein, Employee will not receive any additional compensation, severance or benefits of any kind after the date of termination.

                  (c) AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

                  (d) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                  (e) SEVERABILITY. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

                  (f) ASSUMPTION. The Company shall require any successor-in-interest (whether direct or indirect or as a result of purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (g) ASSIGNABILITY. The rights or obligations contained in this Agreement shall not be assigned, transferred or divided in any manner by Employee or the Company, without the prior written consent of the other; provided, however, that nothing in this Section 9(f) shall preclude Employee from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be assignable by the Company without Employee's consent and be binding on (i) any affiliate of the Company and (ii) any entity which by purchase of assets, merger or otherwise, becomes a successor to the business of the Company.

                  (h) WAIVER OF BREACH. Any waiver of any breach of employment terms set forth herein shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of Employee or the Company.

                  (i) HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

                  (j) NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally


                                      12.

delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

                  To:          Tylan General, Inc.
                               15330 Avenue of Science
                               San Diego, California  92128
                               Attn:  Chief Administrative Officer

                  To:          David L. Stone
                               3103 Azahar Street
                               Carlsbad, California  92009


                                      13.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

                                        TYLAN GENERAL, INC.

                                        By:/s/ David J. Ferran
                                           -------------------------
                                            Its:Chairman of the Board, President
                                                and Chief Executive Officer

                                        EMPLOYEE

                                          /s/ David L. Stone
                                          --------------------------
                                              David L. Stone


                                      14.